Exhibit 16

June 29, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Capstone Turbine Corporation, contained in Item 4.01, “Changes in Registrant’s Certifying Accountant,” included in Form 8-K, as intended to be filed with the Securities and Exchange Commission on or about June 29, 2012, and have the following comments:

1. We agree with the statements concerning our Firm in the first three paragraphs of such section of the Form 8-K.

2. We have no basis on which to agree or disagree with the statements made in the fourth paragraph of such section of the Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP